EXHIBIT 10.1
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 Employment Agreement between Humana Trans Services Group, Ltd. and James
 W. Zimbler

                              EMPLOYMENT AGREEMENT
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     AGREEMENT, dated as of the 1st day of April, 2002, between HUMANA TRANS
SERVICES GROUP, INC., a Delaware Corporation, with principal offices at 68A Lamar Street, West Babylon, New York 11704 (hereinafter referred to as the "Company") and JAMES W. ZIMBLER, residing at 1 Diane Court, Nesconset, New York 11766 (herein referred to as "JWZ or the "Chairman").

                                   WITNESSETH:

     WHEREAS, the Company desires to formalize its relationship with JWZ and JWZ wishes to formalize his relationship with the Company; and

     WHEREAS, JWZ has the requisite experience, background and skills, and is willing to formalize his relationship with the Company on the terms and subject to the conditions contained herein.

     NOW, THEREFORE, the parties have agreed to the following:

1. EMPLOYMENT. The Company hereby employs JWZ, and JWZ hereby agrees to enter into the agreement with the Company, as President, Chairman of the Board of Directors and Chief Executive Officer ("CEO") of the Company.

2. NO BREACH OF OBLIGATIONS. JWZ represents and warrants to the Company that he has the requisite skills and experience, and has proven his values and abilities to the Company, and is ready, willing and able to perform those duties attendant to the position for which he is hired and that his entry into this Agreement with the Company does not constitute a breach of any agreement with any other person, firm or corporation, nor does any prior agreement between JWZ and any person, firm or corporation contain any restriction or impediment to the ability of JWZ to perform those duties for which he was hired, or which may be assigned to, or reasonably expected of him.
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3.   SERVICES. During the full term of this Agreement, the Chairman shall perform to the best of his abilities the following services and duties, in such manner and at such times as the Company may direct, the following being included by way of example and not by way of limitations:

          a) The Chairman will be available to discuss all company matters that are presented to him, within a reasonable time;
          b) The Chairman shall aid and assist in guiding the Company's national Marketing Program in cooperation with the Board of Directors and Officers of the Company;
          c) The Chairman shall, in cooperation with the Company's financial relations, public relations and investor relations firms(s), keep the Company's shareholders, and the brokerage community updated from time to time as to the Company's progress;
          d) The Chairman shall consult with and advise the officers of the Company, either orally or at the request of the Company, in writing, to such matters as he, the Chairman, shall deem necessary to discuss relating to the management and operations of the Company; and
          e) The Chairman shall be responsible for such other duties and responsibilities as necessary to fulfill his duties Chairman and CEO.

4. EXCLUSIVITY. The Chairman agrees that during the term of this Agreement he will impart and devote the necessary time, energy, skill and attention to the performance of his duties hereunder. This paragraph shall not exclude The Chairman from devoting part of his time to other firms, as long as they are in non-competitive fields of endeavor, or making investments in business ventures outside the general area of the Company.

5. PLACE OF PERFORMANCE. The Chairman agrees to perform his duties hereunder and agrees to the extent that it has been determined necessary and advisable, in the discretion of the Chairman and CEO, to travel to any place in the United States, or to a foreign country, where his presence is or may reasonably be required for the performance of his duties hereunder.

6. COMPENSATION. The Company hereby agrees to compensate The Chairman; and The Chairman hereby accepts for the performance of the services of Chairman, President and CEO as indicated below:

          a) FEES. Subject to review and upward adjustment from time to time by the Board of Directors, the Company shall pay to The Chairman and annual fee of ONE HUNDRED THIRTY-EIGHT THOUSAND FOUR HUNDRED TWENTY-FOUR DOLLARS ($138,424.00), during the first year of this Agreement. During the second through final year of this Agreement, The Chairman's fee shall increase at least ten percent (10%) per year, or a percentage above 10% as directed and approved by the Board of Directors. Such fees shall be payable in accordance with the regular payroll practices of the Company, and shall not be less than the total compensation package to any of its Officers or Directors; b) Stock: The issuance of 2,000,000 shares of Common Stock of the Company, fully paid and non-assessable, in consideration of the time and effort put forth by JWZ. c) Bonus. The Chairman shall be entitled to participation in a bonus or other incentive compensation, profit sharing or retirement plan that the Company may institute, or make generally available to its executives; d) Insurance and Medical Benefits. The Company shall maintain insurance and medical benefits for The Chairman equal to those available to its executives; e) Automobiles. The Chairman shall be entitled to the use of an automobile in the class of a Lincoln Town Car; f) Stock Options. The Chairman shall have the right to enter into a Agreement with the Company for the Option to purchase additional Shares of Stock, as determined by the Board of Directors; and g) Other. The Chairman shall be entitled to any other benefits as approved by the Board of Directors

7. REPRESENTATION AND WARRANTIES OF THE CHAIRMAN. By virtue of his execution hereof, and in order to induce the Company to enter into this Agreement, the Chairman hereby represents and warrants, as follows:

          a) The Chairman is not presently actively engaged in any business, employment or venture, which is, or may be, in direct conflict with the business of the Company;
          b) The Chairman has full power and authority to enter this Agreement with the Company and to perform in the time and manner contemplated; and
          c) The Chairman is in good health and is not aware of any material medical conditions that will act as a bar to the Company's obtaining "Key Man" and/or disability income insurance policy on his life, should the Company so elect;
          d) The Chairman's compliance with the terms and conditions of this Agreement, in the time and the manner contemplated herein, will not conflict with any instrument or agreement pertaining to the transaction contemplated herein, and will not conflict in, result in a breach or, or constitute a default under any instrument to which he is a party;
          e) The Chairman represents that he shall devote his best efforts to the success of the Company.

8. REPRESENTATION AND WARRANTIES OF THE COMPANY. By virtue of the execution of this Agreement, the Company hereby represents and warrants to The Chairman as follows:
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          a) The Company and the Chairman agree that the Chairman shall receive reimbursement for all reasonable expenses incurred by the Chairman in connection with the performance of his duties hereunder subject to compliance with the Company's procedures; and the Company shall pay to the Chairman directly, or reimburse the Chairman for all other reasonable necessary and proven expenses and disbursements incurred by the Chairman for and on behalf of the Company in the performance of the Chairman's duties during the term of this Agreement.

          b) The Chairman agrees and consents to being the subject of such policy or policies of disability income and/or key man insurance as the Company, in its sole discretion, elects to carry on the Chairman's life. The Company shall be the owner and beneficiary of any such policy and/or policies, and shall pay the premiums thereon; and the Chairman agrees and consents to such arrangements. Notwithstanding the forgoing, and so long as adequate and customary arrangements are made with respect thereto, the Chairman's wife or children may be named co-beneficiaries on such split dollar insurance policy or policies, as the Chairman reasonably desires. The Company shall have the right and option of selecting the carrier(s) of such insurance and the form thereof (i.e. whole life, term, etc.). Upon termination of the Chairman's employment, he shall have the right to purchase any and all policies owned by the Company on his life, subject to the term of this Agreement upon paying the Company on his life insurance policy or policies, subject to the term of this Agreement upon paying the Company within thirty (30) days of such termination, an amount equal to 10% of the cash value, including 10% of the cash value of dividend additions or deposits, if any, of such policy, as of the date such right is exercised, less the amount of any policy loan with accrued interest. The Company, upon such payment, shall execute the instruments necessary to transfer such policies to the Chairman or his estate.

9. VACATIONS. During the term of this Agreement, The Chairman shall receive a minimum of three (3) weeks vacation per year, or more at the approval of the Board of Directors.

10. PROPRIETARY RIGHTS. The Chairman shall at no time before or after the termination of his employment hereunder use or divulge or make known to anyone without the express written consent of the Board of Directors of the Company (except to those duly authorized by the Company to have access thereto), any marketing systems, programs or methods, customer or client lists, computer programs configurations, systems or procedures, ideas, formulae, inventions, discoveries, improvements, secrets, processes or technical, or other information of the Company, or any accounts, customer or client lists, transactions or business affairs of the Company. All ideas, marketing systems, computer programs, configurations, system or procedures, program or methods, formulae, inventions, discoveries, improvements, secrets or processes, whether or not patentable or copyrightable, made or developed by the Chairman during the term of this Agreement, or within three (3) years after its expiration or termination, and relating to the business of the Company, shall be the exclusive right of the Company, whether or not any claim of the Chairman to compensation under Paragraph 7 hereof has been, or will be satisfied, and the Chairman agrees to provide the Company at its request and expense such instruments and evidence as it may reasonably request to perfect, enforce and maintain the Company's right to such property. At the conclusion of his employment by the Company, the Chairman shall forthwith surrender to the Company all letters, brochures, agreements and documents of every character relating to the business affairs and properties of the Company then in his possession and shall not, without the Company's prior written consent retain or disclose any copies thereof.

11. DISABILITY. If during the term of this Agreement, and any additional terms, and in the opinion of the Board of Directors, as confirmed by competent medical evidence, the Chairman shall become physically or mentally incapacitated to perform his duties for the Company for a continuous period, then for the first six (6) months of such period, the Chairman shall receive his full compensation and for the remainder of such period (but in no event beyond the termination date of this Agreement, or any subsequent additional term), the Chairman shall receive seventy-five percent (75%) of his compensation. The Chairman hereby agrees to submit himself for appropriate medical examination by his personal physician as necessary. The obligations of the Company may be satisfied, in whole or in part, by payments to the Chairman under disability insurance provided by the Company.

12. COMPETITION.

          a) During the term of this Agreement, or upon the termination of his employment, whichever event shall occur earlier, and for a period of twelve (12) consecutive months thereafter, the Chairman shall not, without the prior written consent of the Company engage, either as a Consultant, Agent, Proprietor, Officer, Director, Partner or majority stockholder in the business directly related to that of the Company.

          b) The Chairman further covenants that during the stated term of this agreement, and for the twelve (12) month period thereafter, whichever shall occur earlier, he will not solicit any clients or customers known by him to be clients or customers of the Company for competitive business. The foregoing restrictions shall not apply to a termination of the Chairman's employment by the Company without Cause, or a termination of the employment by the Chairman because of a breach of the Agreement by the Company.

13. TERM AND TERMINATION. This Agreement shall be deemed to be effective as of the date indicated above and shall continue in full force and effect until the last day of the December, 2008, unless sooner terminated as hereunder set forth. This Agreement shall automatically be renewed for an additional period of ten
(10) years, unless the Board of Directors determines not to renew this Agreement, The Chairman notifies the Board of Directors of his desire not to renew the Agreement, or the Company reaches a new agreement with The Chairman.

     The parties further agree that if this Agreement is not renewed by the Company, or if another Agreement is reached by the parties, ninety (90) days prior to the expiration date of this Agreement, the Chairman will retire from the Company and receive fifty percent (50%) of the last annual total compensation that he received for the balance of his natural life. These payments shall be made to him in a similar manner as was made during the contractual period.

     The Company further agrees that after his retirement, as defined above, the Company will continue to maintain coverage as was maintained during his employment.

     The Company herein acknowledges that the Chairman, has been instrumental in structuring, financing and developing the Company. The Company also acknowledges that the Chairman continues to be a major asset to the Company during its stage of development to become a National Company.

          a)   TERMINATION BY THE COMPANY FOR CAUSE.
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                    1) The Company may terminate the Chairman's employment for
               Cause. Upon such termination the Company shall have no further obligations to the Chairman, except for compensation, or other benefits due, but not yet paid.

                    2) "Cause" shall mean: (i) the Chairman's willful and
               continued failure substantially to perform his duties with the Company (other than as a result of the Chairman's incapacity due to illness or injury), if the Chairman is not then acting in the best interests of the Company, as determined by the Board of Directors, or (ii) the Chairman's wilful engagement in misconduct which is materially injurious to the Company, monetary or otherwise.

                    3) Termination for Cause shall be effectuated only if: (i)
               the Company has delivered to the Chairman a copy of "Notice of Termination", which gives the Chairman at least forty-five (45) business days prior notice, therefore, affording the Chairman the opportunity, together with the Chairman's counsel to be heard before the Board of Directors: and (ii) the Board of Directors (after such Notice and opportunity to be heard) adopts a resolution concurred in by not less than two-thirds of all directors of the Company then in office, that in the good faith opinion of the Board of Directors, the Chairman was guilty of conduct set forth and specifying the particulars thereof in detail.

          b)   TERMINATION BY THE CHAIRMAN FOR GOOD REASON.
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                    1) The Chairman may terminate his employment for "Good
               Reason" by giving the Company a "Notice of Termination". Upon such termination, The Chairman shall have the rights described.

                    2) "Good Reason" shall mean, (i) The Chairman being removed as described hereof, except in connection with termination of the Chairman's employment by the Company for Cause or Disability, or by the Chairman without Good Reason; the assignment to the Chairman, without his express written consent of any duties other than those permitted, the failure of the Company to obtain the assumption and agreement to perform this agreement by any successor as contemplated, repudiation by the Company of any obligations of the Company, the delivery of a "Notice of Termination" by the Company, except that the delivery of such Notice shall be retroactively deemed not to constitute Good Reason if within sixty (60) days after the Board of Directors shall make the determination (after the opportunity to be heard provided for therein) and such determination is not thereafter reversed by a arbitration decision or final judgment of a Court of competent jurisdiction, and (ii), substantially all of the Company's assets or stock being purchased by another entity, with or without the permission of the Chairman, then for a period of 180 days, the Chairman may elect to Terminate his position pursuant to this provision, and enforce all rights and obligations of this Agreement.

          c) THE CHAIRMAN'S RIGHTS UPON CERTAIN TERMINATIONS. If the Company terminates The Chairman's employment hereunder, otherwise than for Cause, or if The Chairman terminates his employment for Good Reason:

                    1) The Company shall continue to pay the Chairman his full base compensation at the rate in effect on the Date of Termination for the period (the "Post Termination Period") from the Date of Termination until the end of the term of this Agreement. Notwithstanding anything to the contrary, which may be contained herein, if the Chairman shall have died prior to the termination of this agreement, then, and in such event, such payment of the Chairman's full base compensation shall cease as of the time of death;

                    2) The Chairman shall be entitled to the full amount which would have been due him under any bonus or profit sharing plan, or similar arrangement, in which he was participating prior to the "Date of Termination", for the full term of this Agreement, without any proration or reduction, because of the Chairman not being employed during the full term;

                    3) The Chairman shall also be entitled to the full amount of any contingent compensation benefit, which would have become vested, had his employment continued;

                    4) The Company shall also pay to the Chairman an amount
               equal to all legal fees and expenses incurred by the Chairman as a result of such termination, including all fees and expenses, if any, incurred in contesting or disputing any such determination or seeking to obtain, or enforce, or retain any right or benefit provided by this Agreement. These payments shall be made promptly on a quarterly basis as submitted by the Chairman;

                    5) The Company shall maintain in full force and effect for the Chairman's continued benefits (throughout the "Post-Termination Period"), all life and health insurance and other benefits plans in which the Chairman was entitled to participate immediately prior to the "Date of Termination," provided that The Chairman's continued participation is possible under the general terms and conditions of such plans. If the Chairman's participation is any such plan is barred for any reason whatsoever, the Company shall arrange to provide the Chairman with benefits substantially similar to those which he is entitled to receive under such plan until the expiration of the term of this Agreement; and

                    6) The Chairman shall not be required to mitigate the amount of any payment provided for in this Paragraph by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph be reduced by any compensation earned by the Chairman in any manner after the "Date of Termination".

14. NOTICE OF TERMINATION. Any purported termination of the Chairman's employment shall be communicated by written "Notice of Termination" from one party to the other party hereto. For the purposes of this Agreement a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Chairman's employment, under the provision so indicated. No purported termination by the Company of the Chairman's employment shall be effective if it is not effected pursuant to a "Notice of Termination" satisfying the requirements of this Paragraph.

15. DATE OF TERMINATION. "Date of Termination" shall mean the date on which a "Notice of Termination" is given.

16.  SUCCESSORS; BINDING AGREEMENT.

                    a) The Company shall require any purchaser of all the
               business of the Company, by agreement or form and substance satisfactory to the Chairman, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform, if no such purchase had taken place. As used in this Agreement, "Company" shall mean the Company as hereinafter defined, and any successor to its business, or assets, which executes becomes bound by all the terms and provisions of this Agreement by operation of law.

                    b) This Agreement shall inure to the benefit of and to be
               enforceable by the Chairman's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legates. If the Chairman should die while any amount would still be payable to him hereunder if the Chairman had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement with the terms of this Agreement to the Chairman's devisee, legatee or other designee, or if there be no designee, to his estate.

17. ARBITRATION. The Chairman shall have the right to submit any determination by the Board of Directors terminating his employment for Cause, or any other dispute hereunder, to Arbitration by a single arbitrator under the rules of the America Arbitration Association in the City of New York or Nassau or Suffolk County. Any award in such arbitration may be enforced in any Court of competent jurisdiction.

18. LAWS OF THE STATE OF NEW YORK. This Agreement is being delivered in the State of New York and shall be construed and enforced in accordance with the Laws of the State of New York, irrespective of the state of Incorporation of the Company and the place or domicile of The Chairman.

19. REMEDIES ON BREACH. Any remedies on breach of this Agreement are to be determined exclusively through arbitration as discussed in the Agreement.

20. PROHIBITION AGAINST ASSIGNMENT. Except as herein above otherwise expressly provided, the Chairman agrees on behalf of himself and of his executors and administrators, heirs, legates, distributees, and any other person, or persons claiming benefits under him by virtue of this Agreement and the rights, interests and benefits hereunder, shall not be assigned, transferred, pledged or hypothecated in any way by the Chairman or any executor, administrator, heir, legatee, distrubutee or other persons claiming under the Chairman by virtue of the Agreement and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge or hypothecation, or other dispositions of this Agreement of such rights, interests and benefits contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect.

21. MISCELLANEOUS PROVISIONS. The Company is in the formative stage, which the parties recognize. The parties also recognize the cash flow position of the Company. They therefore agree that the Company may only pay a percentage of the fee on a weekly basis, until such time such funds are available, at which time the balance will be paid. This determination shall be made by the Chairman, in consultation with the Board of Directors.

     This Agreement has been approved by the Board of Directors, as indicated by their respective signatures. This Agreement has been approved by the Chairman, as indicated by his signature.

     In Witness Whereof, the parties have executed this Agreement as of the 1st Day of April, 2002.

Dated as of the date first indicated above and Agreed to By:


Humana Trans Services Group, Inc.                 James W. Zimbler

By: ____________________________                  _____________________
    For the Board of Directors



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Director


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Director